EXHIBIT 10.1

March 31, 2010

James M. Doyle
1437 Wheeler Peak Circle
Sparks, NV 89436

Dear James:

In connection with your retirement as an employee of Allied Nevada Gold Corp., a Delaware corporation (the “Company”), the Company and you have agreed to the terms set forth herein (the “Letter Agreement”).

1.   Pursuant to the notice of resignation you delivered to the Company, your employment as Executive Vice President of Operations is terminated effective as of March 31, 2010 (the “Termination Date”), and on said date you shall resign from all positions you occupied (or have occupied) as an officer or director of the Company or any subsidiary or affiliate of the Company.  Accordingly, your employment agreement with the Company dated as of January 11, 2008 and the Addendum No. 1 thereto dated December 28, 2008 are hereby terminated.

2.   (a)           You are entitled to your vested account balance in the Company’s Section 401(k) Plan as of the Termination Date, if any, in accordance with the terms and conditions of such plan.  The Company will provide you with a summary of the procedures for all such benefits to be transferred to a private 401(k) plan or individual retirement account to be established by you.

       (b)   Your short term disability insurance will end on the Termination Date. Your Long-Term Disability Plan coverage ends on the Termination Date and cannot be converted or continued.

       (c)   Your coverage under the Company’s group health and dental plans and Group Life and Accidental Death & Dismemberment Insurance, to the extent you currently participate in these plans, ends on the last day of the calendar month of the Termination Date, i.e., March 31, 2010.  If you wish to continue your participation and that of any eligible dependents in the Company’s group health and dental plans after the coverage ends, you may do so under COBRA by completing and returning in a timely manner the election form that will be mailed to you under separate cover.  All Group Life and Accidental Death & Dismemberment Insurance, to the extent you participated in these plans, may be converted to individual plans.  Information about these options will be forwarded to you under separate cover.

3.   (a)    During your employment at the Company, you have been granted various stock options pursuant to executed stock option agreements under the Allied Nevada Stock Option Plan.  Your Company stock options that are outstanding as of March 31, 2010 are set forth on Exhibit A attached hereto (“Outstanding Stock Options”).  Notwithstanding your resignation effective March 31, 2010, the Outstanding Stock Options shall continue to vest through July 31, 2010 in accordance with the vesting schedules set forth in the applicable stock option agreements.  Any of the Outstanding Stock Options that are unvested as of August 1, 2010 shall be forfeited and shall immediately terminate. Notwithstanding your resignation effective March 31, 2010, you shall be authorized to exercise, at any time prior to and including August 31, 2010, any of the Outstanding Stock Options that are vested as of the date of any such exercise.

(b)   Except as expressly provided otherwise in this Section 3, all terms of the applicable stock option agreements to which the Outstanding Stock Options are subject shall remain in full force and effect in accordance with the terms and conditions therein and unchanged and are hereby confirmed in all respects.

4.   To any extent applicable, the Company shall have the right to deduct from consideration paid to you under this Letter Agreement any amounts required to be withheld by the Company under applicable tax laws.

5.   (a)    For and in consideration of the payments and promises made by the Company herein, and other good and valuable consideration, the receipt of which you hereby acknowledge, you and your heirs, executors, administrators, trustees, legal representatives and assigns (collectively, the “Releasors”) hereby waive, release and forever discharge the Company and its affiliates, and its and their respective divisions, branches, predecessors, successors, assigns, directors, officers, employees, agents, partners, members, stockholders, representatives and attorneys, in their individual and representative capacities (collectively, the “Releasees”) of and from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands whatsoever (including attorneys’ fees, costs and disbursements actually incurred), in law, admiralty or equity, whether known or unknown, suspected or unsuspected, of every kind and nature whatsoever, which may now exist or which may later arise, including without limitation under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000 et seq.; the Rehabilitation Act of 1973, as amended; the Fair Labor Standards Act, as amended, 29 U.S.C. §201 et seq.; the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq.; the Americans With Disabilities Act, 42 U.S.C. §1001 et seq. and §12,112 et seq.; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §1001 et seq.; the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. §1981 et seq.; the Nevada Fair Employment Practices Act, Nev. Rev. Stat., § 613.310 et seq.; and all other federal, state and local laws, statutes, rules or regulations of any type or description, including contract law, tort law, civil rights laws, express or implied covenants of good faith or fair dealing, and otherwise, regarding employment discrimination or the employment of labor, or otherwise, which the Releasors ever had, now have or hereafter can, shall or may have against the Releasees or any of them for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the day of the date of this Letter Agreement, except as otherwise provided in this Letter Agreement.  Without limiting the generality of the foregoing, except as expressly set forth in this Letter Agreement, the Releasors expressly waive any right or claim for reinstatement of employment, backpay, interest, bonuses, damages, accrued vacation, accrued sick leave, medical, dental, optical or hospitalization benefits, accidental death and dismemberment coverage, long term disability coverage, stock or other interests in the Company, or any affiliate, life insurance benefits, overtime, severance pay and/or attorneys’ fees or costs with respect to or derivative of such employment with the Company or the termination thereof or otherwise.

(b)   Notwithstanding anything to the contrary set forth in this Section 5, neither you nor the Company release, waive or discharge the other from (i) any claims to seek to enforce this Letter Agreement or (ii) any claims for indemnification or contribution with respect to any liability (A) incurred by you as a director or officer of the Company or (B) of the Company as a result of any willful misconduct or material breach of fiduciary duties by you.

(c)   For the purpose of implementing a full and complete release and discharge of each party, each party expressly acknowledges that this Letter Agreement is intended to include in its effect, without limitation, all claims or other matters described in this Section 5 that such party does not know or suspect to exist in your favor at the time of execution hereof, and that this Letter Agreement contemplates the extinguishment of any and all such claims or other such matters.  The Releasees who are not a party to this Letter Agreement are third party beneficiaries of this Letter Agreement and are entitled to enforce its provisions.

6.   You acknowledge that, during the course of your employment with the Company, you may have developed Confidential Information (as defined below) for the Company, and you may have learned of Confidential Information developed or owned by the Company or its affiliates or entrusted to the Company or its affiliates by others.  You agree that you will not, directly or indirectly, use any Confidential Information or disclose it to any other person or entity, except as otherwise required by law.

“Confidential Information” means any and all information relating to the Company which is not generally known by the public or others with whom the Company does (or plans to) compete or do business, as well as comparable information relating to any of the Company’s affiliates.  Confidential Information includes, but is not limited to, information relating to the terms of this Letter Agreement, as well as the Company’s business, technology, practices, products, marketing, sales, services, finances, strategic opportunities, internal strategies, legal affairs (including pending litigation), the terms of business relationships not yet publicly known, intellectual property and the filing or pendency of patent applications.  Confidential Information also includes, but is not limited to, comparable information that the Company may receive or has received belonging to customers, suppliers, consultants and others who do business with the Company, or any of the Company’s affiliates.

“Confidential Information” does not include any information that is: (i) shown to have been developed independently by you prior to your employment with the Company; or (ii) required by a judicial tribunal or similar governmental body to be disclosed under law (provided that you have first promptly notified the Company of such disclosure requirement and have cooperated fully with the Company (at the Company’s expense) in exhausting all appeals objecting to such requirement).

You recognize that any violation of your obligations described in this section of this Letter Agreement may result, in the Company’s sole discretion and to the maximum extent permitted by law, in forfeiture by you of any or all payments and other benefits under this Letter Agreement.  You also agree that, in addition to and without limiting the availability of any other legal or equitable remedies the Company may have against you, the Company shall be entitled to an injunction restraining you from further violation of such sections.

7.   In accordance with normal ethical and professional standards, prior to and following the Termination Date, you agree to refrain from taking actions or making statements, written or oral, which denigrate, disparage or defame the goodwill or reputation of the Company and its affiliates, divisions, branches, predecessors, successors, assigns, trustees, officers, security holders, partners, agents and former and current employees and directors or which are intended to, or may be reasonably expected to, adversely affect the morale of the employees of any of the Company or its affiliates.  You further agree not to make any negative statements to third parties relating to your employment or any aspect of the business of the Company and its affiliates and not to make any statements to third parties about the circumstances of the termination of your employment, or the Company and its affiliates, divisions, branches, predecessors, successors, assigns, trustees, officers, security holders, partners, agents and former and current employees and directors and employees, except as may be required by a court or governmental body.  You may however discuss the circumstances of the termination of your employment with the Company with your attorneys, tax advisors, and immediate family.

8.   On or before the Termination Date, you agree to return to the Company any and all records, files, notes, memoranda, reports, work product and similar items, and any manuals, drawings, sketches, plans, tape recordings, computer programs, disks, cassettes and other physical representations of any information, relating to the Company, or any of its affiliates, whether or not constituting confidential information, and you will return to the Company any other property, including but not limited to a laptop computer, belonging to the Company, no later than the Termination Date.

9.   You agree to make yourself reasonably available to the Company to respond to requests by the Company for documents and information concerning matters involving facts or events relating to the Company or any affiliate or subsidiary thereof (including, without limitation, predecessors thereof) that may be within your knowledge, and further agree to provide truthful information to the Company an affiliate or subsidiary thereof or any of their representatives as reasonably requested with respect to pending and future litigations, arbitrations, other dispute resolutions, investigations or requests for information.  You also agree to make yourself reasonably available to assist the Company and its affiliates in connection with any administrative, civil or criminal matter or proceeding brought by or brought against any of them, in which and to the extent the Company, an affiliate of subsidiary thereof or any of their representatives reasonably deem your cooperation necessary.  You shall be reimbursed for your reasonable out-of-pocket expenses incurred as a result of such cooperation.

10.   You hereby represent that you have not filed or commenced any proceeding against the Releasees, and hereby covenant and agree not to file or commence any proceeding against the Releasees with respect to your employment with the Company or the termination thereof, or otherwise, arising on or prior to the date of execution of this Letter Agreement.  You also agree that if you breach these representations or covenants, then you authorize the Releasees to, and each shall have the right to, cause any such proceeding to be dismissed on the grounds that you have completely released and waived such proceeding.

11.   This Letter Agreement and all matters or issues related hereto shall be governed by the laws of the State of Nevada applicable to contracts entered into and performed therein.  Whenever possible, each provision of this Letter Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Letter Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Letter Agreement.  The Company hereby consents to, and you hereby submit your person to, the jurisdiction of all state courts of the State of Nevada sitting in Washoe County, and the United States District Court for the District of Nevada, for the purposes of the enforcement of this Letter Agreement.  All disputes under this Letter Agreement will be determined in the Federal or State courts within the state of Nevada, sitting in Washoe County.

12.   (a)           This Letter Agreement is personal in its nature and the parties shall not, without the prior written consent of the other, assign or transfer this Letter Agreement or any rights or obligations hereunder; provided, however, the provisions hereof shall inure to the benefit of, and be binding upon, each successor of the Company or any of its affiliates, whether by merger, consolidation or transfer of all or substantially all of its assets.

(b)   This Letter Agreement, and the stock option plans and underlying agreements referenced in Section 3, contain the entire understanding of the parties hereto relating to the subject matter herein contained and supersede all prior agreements or understandings between the parties hereto with respect thereto.  This Letter Agreement can be changed only by a writing signed by all parties hereto.  No waiver shall be effective against any party unless in writing and signed by the party against whom such waiver shall be enforced.

13.   All notices and other communications hereunder shall be deemed to be sufficient if in writing and delivered in person or by a nationally recognized courier service, addressed, if to you, to the following:

James M. Doyle
1437 Wheeler Peak Circle
Sparks, NV 89436

and if to the Company, to:

Allied Nevada Gold Corp.
9790 Gateway Drive, Suite 200
Reno, Nevada 89521

or such other address as you or the Company may have furnished to the other parties in writing.  Each notice delivered in person or by overnight courier shall be deemed given when delivered or when delivery is attempted and refused.

14.   In case any provision or provisions contained in this Letter Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect by any court or administrative body with competent jurisdiction, such invalidity, illegality or unenforceability shall not affect the remaining provisions hereof, which shall remain in full force and effect. Any provision(s) so determined to be invalid, illegal or unenforceable shall be reformed so that they are valid, legal and enforceable to the fullest extent permitted by law or, if such reformation is impossible, then this Letter Agreement shall be construed as if such invalid, illegal or unenforceable provision(s) had never been contained herein; provided that, upon a finding by a court of competent jurisdiction that this Letter Agreement is illegal and/or unenforceable, you shall be required to repay to the Company the payments set forth herein.

15.   This Letter Agreement may be executed via facsimile and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, binding on the parties.

16.   You acknowledge and agree that, in deciding to execute this Letter Agreement, you have relied entirely upon your own judgment, that you have read this Letter Agreement and have had adequate time to consider its terms and effects and to ask any questions that you may have of anyone, and that you have executed this Letter Agreement voluntarily and with full understanding of its terms and its effects on you, and that no fact, evidence, event or transaction currently unknown to you but which may later become known to you will affect in any way or manner the final and unconditional nature of this Letter Agreement. You further acknowledge that (a) you were advised to consult with an attorney before you executed this Letter Agreement; (b) you were afforded sufficient opportunity to and did consult with an attorney; (c) you had 21 days from your receipt of this Letter Agreement to consider this Letter Agreement before executing and delivering this Letter Agreement; (d) your waiver of rights under this Letter Agreement is knowing and voluntary as required under the Older Workers Benefit Protection Act; (e) you understand the terms of this Separation Letter Agreement; (f) you may revoke this Letter Agreement by delivering written notice to the Company within a period of seven (7) days following the day on which you execute this Letter Agreement (the “Revocation Period”), and this Letter Agreement shall not become effective or enforceable until after the Revocation Period has expired; and (g) nothing in this Letter Agreement shall be construed to prohibit you from filing a charge or complaint, including a challenge to the validity of the waiver provision of this Letter Agreement, with the Equal Employment Opportunity Commission or participating in any investigation conducted by the Equal Employment Opportunity Commission.  However, you have waived any right to monetary relief.  For this revocation to be effective, written notice from you must be received by the Company at the address set forth and as provided in paragraph 16 no later than the close of business on the seventh calendar day after you sign this Letter Agreement.  If you revoke this Letter Agreement, you will not receive any of the payments or benefits described in this Letter Agreement.

BY SIGNING THIS LETTER AGREEMENT, YOU STATE THAT:

(a)   YOU HAVE READ THIS LETTER AGREEMENT AND HAVE HAD SUFFICIENT TIME TO CONSIDER ITS TERMS;

(b)   YOU UNDERSTAND ALL OF THE TERMS AND CONDITIONS OF THIS LETTER AGREEMENT AND KNOW THAT YOU ARE GIVING UP IMPORTANT RIGHTS;

(c)   YOU AGREE WITH EVERYTHING IN THIS LETTER AGREEMENT;

(d)   YOU ARE AWARE OF YOUR RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS LETTER AGREEMENT AND HAVE BEEN ADVISED OF SUCH RIGHT;

(e)   YOU HAVE SIGNED THIS LETTER AGREEMENT KNOWINGLY AND VOLUNTARILY; AND

(f)   THIS LETTER AGREEMENT INCLUDES A RELEASE BY YOU OF ALL KNOWN AND UNKNOWN CLAIMS.

If the foregoing correctly sets forth our understanding, please sign one copy of this Letter Agreement and return it to the undersigned, whereupon this letter shall constitute a binding agreement between us.

Sincerely,

Allied Nevada Gold Corp.

By: /s/ Scott A. Caldwell______________

Name: Scott A. Caldwell

Title: President and Chief Executive Officer

I, James M. Doyle, acknowledge that I have been given at least twenty-one (21) days from the date of this Letter Agreement to consider the terms contained herein and that I have seven (7) days after signing this Letter Agreement in which to rescind my acceptance hereof.  I also acknowledge that I have been advised to consult with a lawyer prior to signing this Letter Agreement.  I knowingly and voluntarily agree to and accept the terms outlined in this Letter Agreement without reservation and fully understand all of its terms.

ACCEPTED AND AGREED:

/s/ James M. Doyle________________

James M. Doyle

EXHIBIT A

Grant Date	Options Remaining	Vesting date	Exercise Price
July 3, 2007	50,000	July 3, 2010	$4.35
May 14, 2008	25,000	May 14, 2010	$5.58